                                                                     EXHIBIT 2.1

                            INVERPOWER CONTROLS LTD.

                                     - and -

                          SATCON TECHNOLOGY CORPORATION

                                     - and -

                        SATCON POWER SYSTEMS CANADA LTD.












--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

--------------------------------------------------------------------------------






                                  June 25, 2001

                                TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION.....................................................................................2

   SECTION 1.1       DEFINITIONS.............................................................................2

   SECTION 1.2       SCHEDULES...............................................................................5


ARTICLE 2 ACQUIRED ASSETS....................................................................................5

   SECTION 2.1       PURCHASE AND SALE OF ASSETS.............................................................5

   SECTION 2.2       ASSUMPTION OF LIABILITIES...............................................................7

   SECTION 2.3       NO OTHER ASSUMPTION OF LIABILITIES......................................................7


ARTICLE 3 PURCHASE PRICE AND RELATED MATTERS.................................................................8

   SECTION 3.1       PURCHASE PRICE..........................................................................8

   SECTION 3.2       TITLE TO AND CONDITION OF ACQUIRED ASSETS...............................................8

   SECTION 3.3       THE CLOSING.............................................................................9

   SECTION 3.4       ALLOCATION OF PURCHASE PRICE...........................................................10

   SECTION 3.5       FURTHER ASSURANCES.....................................................................10

   SECTION 3.6       POST CLOSING...........................................................................10


ARTICLE 4 REPRESENTATIONS AND WARRANTIES....................................................................10

   SECTION 4.1       BY THE SELLER..........................................................................10
      4.1.1       ORGANIZATION, QUALIFICATION AND CORPORATE POWER...........................................10
      4.1.2       AUTHORITY.................................................................................10
      4.1.3       BROKERS' FEE..............................................................................11

   SECTION 4.2       BY THE RECEIVER........................................................................11
      4.2.1       ORGANIZATION..............................................................................11
      4.2.2       AUTHORITY.................................................................................11
      4.2.3       RECEIVER RESIDENT OF CANADA...............................................................11
      4.2.4       REGISTERED UNDER THE EXCISE TAX ACT.......................................................11

   SECTION 4.3       BY THE BUYER...........................................................................12
      4.3.1       INCORPORATION AND STATUS OF THE BUYER.....................................................12
      4.3.2       CORPORATE POWER OF THE BUYER AND DUE AUTHORIZATION........................................12
      4.3.3       NONCONTRAVENTION..........................................................................12
      4.3.4       SECURITIES COMPLIANCE.....................................................................12
      4.3.5       AUTHORIZED AND ISSUED CAPITAL.............................................................13
      4.3.6       THE SHARES................................................................................13
      4.3.7       BROKERS' FEES.............................................................................13
      4.3.8       GST LEGISLATION...........................................................................13
      4.3.9       INVESTIGATION.............................................................................13

                                     - 2 -


ARTICLE 5 CONDITIONS TO CLOSING.............................................................................13

   SECTION 5.1       CONDITIONS TO OBLIGATIONS OF THE BUYER.................................................13

   SECTION 5.2       CONDITIONS TO OBLIGATIONS OF THE SELLER................................................16


ARTICLE 6 PRE-CLOSING COVENANTS.............................................................................17

   SECTION 6.1       BEST EFFORTS...........................................................................17

   SECTION 6.2       NOTICES AND CONSENTS...................................................................17

   SECTION 6.3       OPERATION OF BUSINESS..................................................................17

   SECTION 6.4       EXCLUSIVITY............................................................................19

   SECTION 6.5       FULL ACCESS............................................................................19

   SECTION 6.6       PAYROLL................................................................................20

   SECTION 6.7       ISO 9001 CERTIFICATION.................................................................20

   SECTION 6.8       WRITE DOWN OF CERTAIN AMOUNTS..........................................................20


ARTICLE 7 POST-CLOSING COVENANTS............................................................................20

   SECTION 7.1       ISSUANCE OF NEW CERTIFICATES...........................................................20

   SECTION 7.2       PROPRIETARY INFORMATION................................................................20

   SECTION 7.3       SOLICITATION AND HIRING OF EMPLOYEES...................................................21

   SECTION 7.4       NON-COMPETITION; REFERRAL OF CUSTOMERS.................................................21

   SECTION 7.5       SHARING OF DATA........................................................................22

   SECTION 7.6       COLLECTION OF ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS............................23

   SECTION 7.7       EMPLOYEES..............................................................................23

   SECTION 7.8       TRANSFER TAXES.........................................................................24

   SECTION 7.9       USE OF NAME............................................................................24

   SECTION 7.10      ARRANGEMENTS REGARDING CHEQUES.........................................................24

   SECTION 7.11      INVESTMENT CANADA ACT..................................................................25


ARTICLE 8 INDEMNIFICATION...................................................................................25

   SECTION 8.1       INDEMNIFICATION BY THE SELLER..........................................................25

   SECTION 8.2       CLAIMS FOR INDEMNIFICATION.............................................................25

   SECTION 8.3       DEFENSE BY THE INDEMNIFYING PARTY......................................................26

   SECTION 8.4       PAYMENT OF INDEMNIFICATION OBLIGATION..................................................27

   SECTION 8.5       SURVIVAL...............................................................................27

                                     - 3 -


ARTICLE 9 MISCELLANEOUS.....................................................................................27

   SECTION 9.1       PRESS RELEASES AND ANNOUNCEMENTS.......................................................27

   SECTION 9.2       NO THIRD PARTY BENEFICIARIES...........................................................27

   SECTION 9.3       ENTIRE AGREEMENT.......................................................................27

   SECTION 9.4       SUCCESSION AND ASSIGNMENT..............................................................28

   SECTION 9.5       COUNTERPARTS...........................................................................28

   SECTION 9.6       HEADINGS...............................................................................28

   SECTION 9.7       NOTICES................................................................................28

   SECTION 9.8       GOVERNING LAW..........................................................................29

   SECTION 9.9       AMENDMENTS AND WAIVERS.................................................................29

   SECTION 9.10      SEVERABILITY...........................................................................30

   SECTION 9.11      EXPENSES...............................................................................30

   SECTION 9.12      CONSTRUCTION...........................................................................30

   SECTION 9.13      INCORPORATION OF EXHIBITS AND SCHEDULES................................................30

   SECTION 9.14      TERMINATION............................................................................30

   SECTION 9.15      CURRENCY...............................................................................31


ARTICLE 10 REGISTRATION RIGHTS..............................................................................31

   SECTION 10.1      REGISTRATION OF SHARES.................................................................31

   SECTION 10.2      LIMITATIONS ON REGISTRATION RIGHTS.....................................................32

   SECTION 10.3      REGISTRATION PROCEDURES................................................................33

   SECTION 10.4      REQUIREMENTS OF THE SHAREHOLDER........................................................34

   SECTION 10.5      INDEMNIFICATION........................................................................35

   SECTION 10.6      ASSIGNMENT OF RIGHTS...................................................................35


ARTICLE 11 RESTRICTED SHARES................................................................................35

   SECTION 11.1      RESTRICTED SHARES......................................................................35

   SECTION 11.2      REQUIREMENTS FOR TRANSFER..............................................................35

   SECTION 11.3      LEGEND.................................................................................35

SCHEDULE 1.1

EXCLUDED ASSETS

SCHEDULE 2.2(ii)
ASSUMED LIABILITIES

SCHEDULE 2.2(b)
MAY 27, 2001 BALANCE SHEET WITH ADJUSTMENTS

SCHEDULE 3.5(c)
BILL OF SALE

SCHEDULE 5.1(a)(iii)
FORM OF VESTING ORDER

SCHEDULE 5.1(b)
REQUIRED CONSENTS

SCHEDULE 5.1(g)
FORM OF NON-COMPETITION AGREEMENT

SCHEDULE 5.1(j)
NON-ASSIGNABLE ITEMS

                            ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT is made the 25th day of June, 2001,

B E T W E E N:

                          INVERPOWER CONTROLS LTD., a corporation incorporated under the laws of Ontario

                          (the "Seller")

                          -and-

                          SATCON TECHNOLOGY CORPORATION, a corporation incorporated under the laws of Delaware

                          ("SatCon")

                          - and -

                          SATCON POWER SYSTEMS CANADA LIMITED, a corporation incorporated under the laws of Ontario

                          ("Buyer Subsidiary")



RECITALS:

A. The Seller is in the business of the design and manufacture of power electronics and controls (the "Business");

B. The Seller and/or the Secured Parties intend to apply to the Court (as herein defined) for an order appointing Ernst & Young Inc. (the "Receiver") as receiver of the Acquired Assets (as herein defined) and authorizing the Receiver to effect the sale of the Acquired Assets to SatCon and Buyer Subsidiary (collectively, the "Buyer") and to account for the proceeds thereof;

C. The Seller has agreed to sell through the Receiver and Buyer Subsidiary has agreed to purchase from the Seller through the Receiver all of the Seller's and the Receiver's right, title and interest, if any, in and to the Acquired Assets, and the Buyer Subsidiary has agreed to assume certain of the liabilities of the Seller, on and subject to the terms and conditions of this Agreement;

         NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

SECTION 1.1       DEFINITIONS

                  In this Agreement,


         "ACCOUNT DEBTORS" has the meaning attributed to such term in section 7.6(c);

         "ACCOUNTS RECEIVABLE" shall have the meaning attributed to such term in section 2.1(a)(i);

         "ACQUIRED ASSETS" has the meaning attributed to such term in section
         2.1;

         "AFFILIATE" shall have the meaning ascribed thereto in the Business Corporations Act (Ontario);

         "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

         "ASSIGNED CONTRACTS" shall have the meaning attributed to such term in section 2.1(v);

         "ASSUMED LIABILITIES" shall have the meaning attributed to such term in section 2.2(a);

         "BUSINESS" has the meaning attributed to such term in Recital A;

         "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario or the State of Massachusetts;

         "CLOSING" means the completion of the sale and purchase of the Acquired Assets pursuant to this Agreement at the Time of Closing;

         "CLOSING DATE" has the meaning attributed to such term in section
         3.3(a);

         "COURT" means the Superior Court of Justice (Ontario) (Commercial
         List);

         "COURT APPROVAL" has the meaning attributed to such term in section 5.1(a);

         "DAMAGES" has the meaning attributed to such term in Section 8.1;

         "DESIGNATED TRANSFEREE" has the meaning attributed to such term in section 9.4;

         "DISCLOSURE AGREEMENT" means that agreement between the Seller, SatCon and the Buyer Subsidiary with respect to certain representations and warranties pertaining to the Business and the Acquired Assets of even date herewith;

         "ENCUMBRANCES" means with respect to the Acquired Assets the estates, titles, rights, benefits, interests, claims, liens, hypothecs, security interests, trusts or deemed trusts, whether statutory or otherwise, assignments, executions, judgements, rights of distress, legal, equitable or contractual set-offs, options, adverse claims, levies, agreements, taxes, disputes, debts, charges, mortgages, encumbrances or any other rights or claims howsoever arising, whether contractual, statutory, by operation of law or otherwise, or whether or not they have attached or been perfected, registered or filed, whether secured or unsecured or otherwise, by or of all Persons including, without limitation, the Secured Parties.

         "EXCLUDED ASSETS" means those assets and other items listed in Schedule 1.1;

         "EXCLUDED BUSINESS" means the business of the Seller carried out through the use and operation of the Excluded Assets;

         "FINANCIAL STATEMENTS" means (a) the audited financial statements of the Seller for each of the years ended July 31, 1998, 1999 and 2000, and (b) the unaudited balance sheet of the Seller as of May 27, 2001 and the unaudited statement of loss and statement of cash flows for the ten month period ended May 27, 2001;

         "GAAP" shall mean Canadian generally accepted accounting principles consistently applied;

         "GST LEGISLATION" has the meaning attributed to such term in section 4.2.4;

         "GOVERNMENTAL ENTITY" has the meaning attributed to such term in section 2.1(a)(vii);

         "INTELLECTUAL PROPERTY" means and includes (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) all registered or unregistered trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof and the goodwill pertaining thereto, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source code and object code), data and documentation, (vi) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, technical drawings, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and
         (viii) copies and tangible embodiments thereof, all as are used in connection with the Business;

         "LEASES" has the meaning attributed to such term in Section 5.1(i);

         "LAWS AND REGULATIONS" means all applicable federal, provincial, local and foreign laws, regulations and orders;

         "ORDINARY COURSE OF BUSINESS" has the meaning attributed to such term in Section 6.3(a);

         "PARTIES" means the Seller, SatCon, the Buyer Subsidiary and upon the appointment of the Receiver, the Receiver;

         "PERMITS" has the meaning attributed to such term in section 2.1(vii);

         "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

         "PROPRIETARY INFORMATION" has the meaning attributed to such term in
         Section 7.2;

         "PURCHASE PRICE" has the meaning attributed to such term in section
         3.1;

         "REGISTRATION STATEMENT" has the meaning attributed to such term in section 10.1;

         "RESTRICTED SHARES" has the meaning attributed to such term in Section 11.1;

         "SEC" means the United States Securities and Exchange Commission;

         "SECURED PARTIES" means each of The Business Development Bank of Canada, Digital Predictive Systems Inc., Ventures West VI Limited Partnership, Bank of Montreal Capital Corporation and Bank of Montreal Capital Corporation by its manager Ventures West Management TIP Inc.;

         "SECURITIES ACT" has the meaning attributed to such term in Section 10.3(a);

         "SATCON COMMON STOCK" shall have the meaning attributed to such term in section 3.1;

         "SHAREHOLDER" has the meaning attributed to such term in section 10.1;

         "SHARES" shall have the meaning attributed to such term in section 3.1;

         "TAX OR TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value added, European VAT, excise, real property, personal property, sales, use, goods and securities, transfer, withholding, employment, payroll, unemployment insurance, social security, Canada Pension Plan, Employer Health Tax, Workplace Safety and Insurance premiums and assessments, business license, occupation, business organization, stamp, province or municipality, environmental and franchise taxes imposed by the United States of America, Canada or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States, Canada or any such government, and any interest, fines, penalties, assessments or additions to Tax resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof;

         "TIME OF CLOSING" means 10:00 a.m., Toronto time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties;

         "TRANSFER TAXES" has the meaning attributed to such term in section
         7.8;

         "TRANSFERRED EMPLOYEE" has the meaning attributed to such term in section 7.7;

         "VESTING ORDER" has the meaning attributed to such term in section 5.1(a);

SECTION 1.2       SCHEDULES

                  The following are the schedules attached to this Agreement:

                  Schedule 1.1         -    Excluded Assets
                  Schedule 2.2(ii)     -    Assumed Liabilities
                  Schedule 2.2(b)      -    May 27, 2001 Balance Sheet with
                                            Adjustments
                  Schedule 3.5(c)      -    Bill of Sale
                  Schedule 5.1(a)(iii) -    Form of Vesting Order
                  Schedule 5.1(b)      -    Required Consents
                  Schedule 5.1(g)      -    Form of Non-Competition Agreement
                  Schedule 5.1(j)      -    Non-Assignable Items
ARTICLE 2

                                 ACQUIRED ASSETS

SECTION 2.1       PURCHASE AND SALE OF ASSETS

                  (a) Upon and subject to the terms and conditions of this agreement, including the appointment of the Receiver as receiver of the Acquired Assets, the Receiver shall sell, transfer, convey and assign, free and clear of all Encumbrances, save and except for the Assumed Liabilities, to the Buyer Subsidiary and the Buyer Subsidiary shall accept assignments of and purchase from the Receiver, at the Closing, for the consideration specified below in Article 3, all right, title and interest, if any, of the Seller and the Receiver in and to the all of the assets, properties and rights, whether real, personal, tangible or intangible, of every kind, nature and description, of the Seller used in the Business existing as of Closing, except for the Excluded Assets (collectively, the "Acquired Assets") including without limitation:

                        (i) all trade and other accounts receivable and notes and loans receivable (the "Accounts Receivable") and all unbilled amounts for contracts in progress and completed contracts and binding purchase orders for the sale of the products and equipment and/or the provision of services which have not been shipped or provided or for which payment has not been made in full as of the Closing;

                        (ii) all inventories of raw materials, work-in-process, finished goods, supplies, packaging materials, spare parts and similar items;

                        (iii) all machinery, equipment, tools and tooling,
                              furniture, fixtures, leasehold improvements and motor vehicles;

                        (iv) all Intellectual Property including without limitation all rights in and to the trademark "Inverpower" and "Inverpower Controls";

                        (v) all rights under contracts, agreements or instruments (including without limitation any agreements or instruments securing any amounts owed to the Seller, any leases or sub-leases for real property, and equipment leases, any licences or sub-licence issued to or by the Seller relating to Intellectual Property and the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like received by the Seller on the purchase or other acquisition of any part of the Acquired Assets) except as listed in
                              Schedule 1.1 (collectively, the "Assigned
                              Contracts");

                        (vi) all claims, security deposits, pre-payments, certificates of approval, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, including without limitation any such item relating to pre-paid expenses, the pre-payment of insurance premiums and all rights under warranties relating to the Acquired Assets;

                        (vii) to the extent assignable, all permits, licences,
                              sub-licences, registrations, certificates, certificates of approval, orders, approvals, franchises, variances and similar rights (collectively, the "Permits") issued by or obtained from any foreign, federal, provincial, municipal or local governmental, regulatory or administrative authority or agency, court or administrative tribunal (a "Governmental Entity");

                        (viii) all of the Seller's cash (net of obligations owed
                              in respect of letters of credit), short-term investments, deposits, bank accounts and similar assets;

                        (ix) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and sales prospective list), drawings or specifications, product and sales literature, employment records, manufacturing, technical and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials but excluding original corporate books and records;

                        (x) all rights to enforce any confidentiality, invention assignment and/or non-competition agreements between the Seller and the current and former employees and consultants of the Seller; and

                        (xi)  all goodwill of the Business.

                  (b) For greater certainty, the Acquired Assets shall not include the Excluded Assets.

SECTION 2.2       ASSUMPTION OF LIABILITIES

                  (a) Upon and subject to the terms and conditions of this Agreement, the Buyer Subsidiary shall assume and become responsible for, from and after the Closing, the following liabilities of the Seller and no other liabilities (collectively, the "Assumed Liabilities"):

                        (i) the liabilities and obligations of the Seller arising before and after the Closing under the Assigned Contracts;

                        (ii) the trade payables and other short-term liabilities of the Seller relating to the Business which are listed on Schedule 2.2(ii);

                        (iii) all liabilities incurred by the Seller or the
                              Receiver subsequent to the date hereof and prior to Closing with the consent of the Buyer pursuant to Section 6.3 hereof; and

                        (iv) all liabilities and obligations of the Seller to any Transferred Employee in respect of accrued vacation entitlement to the extent such liabilities or obligations are recorded in the books and records of the Seller in the Ordinary Course of Business.

                  (b) A copy of the Sellers' unaudited balance sheet as at May 27, 2001 outlining certain adjustments made in determining the Acquired Assets and the Assumed Liabilities is attached hereto as Schedule 2.2(b).

SECTION 2.3       NO OTHER ASSUMPTION OF LIABILITIES.

                  Other than the Assumed Liabilities, the Buyer shall not assume and shall not be responsible for any of the Seller's liabilities, debts or obligations, whether present or future, absolute or contingent and whether or not relating to the Business, or the Acquired Assets, including without limitation, those liabilities with respect to notice of termination, severance and other obligations to employees of the Business or arising out of or relating to any pension plan, profit sharing plan, deferred compensation plan, bonus plan, stock option or purchase plan, or any other employee benefit plan, for federal, provincial and local income taxes, employment taxes and property taxes, expenses or costs arising out of or relating to this Agreement, the negotiation hereof and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 3
                       PURCHASE PRICE AND RELATED MATTERS

SECTION 3.1       PURCHASE PRICE

                  The purchase price to be paid by the Buyer Subsidiary for the Seller's and the Receiver's right, title and interest in the Acquired Assets shall be FIVE MILLION U.S. DOLLARS (US$5,000,000) (the "Purchase Price"), payable to the Receiver on the Closing Date on behalf of the Buyer Subsidiary by the issuance to the Receiver of a certificate or certificates in the name of the Receiver or, subject to compliance with applicable securities laws, as the Receiver may direct in writing representing 400,000 shares (the "Shares") of common stock of SatCon, US$0.01 par value per share (the "SatCon Common Stock"). The Parties hereby agree and acknowledge that on May 15, 2001, in contemplation of entering into this Agreement, the Buyer paid to the Seller ONE HUNDRED THOUSAND U.S. DOLLARS (US$100,000) as a non-refundable deposit which has been credited towards the Purchase Price prior to the determination of the number of Shares issuable pursuant to this Section 3.1.

SECTION 3.2       TITLE TO AND CONDITION OF ACQUIRED ASSETS

                  (a) The Buyer acknowledges that it has inspected the Acquired Assets, that it has relied on its own inspection and investigation, that the Buyer Subsidiary is purchasing the Seller's and the Receiver's right, title and interest, if any, in the Acquired Assets on an "as is, where is" basis and that no representations, conditions or warranties are expressed or can be implied as to title, encumbrances, description, condition, fitness for purpose, quality, quantity, costs, merchantability, assignability or as to any other matter whatsoever, except for the express representations and warranties given by the Seller in section 4.1. Without limiting the generality of the foregoing, no condition, warranty or representation provided for or implied by the SALE OF GOODS ACT has been or will be given by the Seller or the Receiver and the Buyer expressly waives all such express or implied conditions, warranties and representations.

                  (b) The Buyer acknowledges that asset lists, information packages and other material concerning the Acquired Assets or the sale thereof provided by or on behalf of the Seller have been prepared solely for the convenience of the Buyer and, except as contained in the Disclosure Agreement or the schedules thereto, are not warranted or represented to be complete or accurate and are not part of the agreement of purchase and sale. The descriptions of the Acquired Assets provided to the Buyer are for the purposes of identification only and no condition, warranty or representation has been or will be given by the Seller or the Receiver concerning the accuracy, completeness or any other matter concerning those descriptions.

SECTION 3.3       THE CLOSING

                  (a) The closing of the transactions contemplated by this agreement (the "Closing") shall take place at the offices of Fraser Milner Casgrain LLP, 1 First Canadian Place, Suite 4200, Toronto, Canada, commencing at 10:00 a.m. Toronto time the day that is two (2) Business Days after the date upon which Court Approval is obtained or such other time and date as may be agreed by the Parties (the "Closing Date").

                  (b) The Seller, at the direction of the Secured Parties, shall apply for Court Approval upon the satisfaction of the conditions set out in Sections 5.1(b), (g), (i) and
                        (j) of this Agreement.

                  (c)   At the Closing:

                        (i) the Receiver shall execute and deliver to the Buyer Subsidiary a bill of sale and general conveyance in the form attached hereto as Schedule 3.3(c) and execute and deliver, as appropriate, such other instruments of conveyance (e.g., trademark assignments, patent assignments and copyright and other Intellectual Property licences and assignments of leasehold interests) as the Buyer Subsidiary may reasonably require in order to effect the sale, transfer, conveyance and assignment to the Buyer of the Seller's and the Receiver's right, title and interest in the Acquired Assets;

                        (ii) the Buyer shall pay the Purchase Price in the amount and manner specified in Section 3.1;

                        (iii) the Receiver shall allow the Buyer Subsidiary to
                              take possession of all of the Acquired Assets of a tangible nature that are in the Receiver's possession or control (including without limitation such electronic and hard copy manifestations of the Seller's Intellectual Property and related documentation as the Buyer Subsidiary shall reasonably request) at no cost to the Receiver;

                        (iv) the Receiver shall deliver to the Buyer the Vesting Order;

                        (v) the Seller and Receiver shall deliver to the Buyer the other documents and instruments required by
                              Section 5.1;

                        (vi) the Buyer shall deliver to the Seller the documents and instruments required by Section 5.2; and (vii) the Receiver and the Buyer shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

SECTION 3.4       ALLOCATION OF PURCHASE PRICE

                  The parties agree to allocate the total acquisition price (consisting of the Purchase Price, all other capitalizable costs and the amount of all Assumed Liabilities) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule to be delivered by the Buyer within 60 days of Closing. The determination and allocation of the total acquisition price delivered pursuant to this Section 3.4 shall be binding upon the parties for all Tax reporting purposes.

SECTION 3.5       FURTHER ASSURANCES

                  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such reasonable action as the Buyer may determine is necessary to transfer, convey and assign to the Buyer Subsidiary, the Sellers' and the Receiver's right, title and interest in and to the Acquired Assets, and to evidence and confirm such transfer, conveyance and assignment, all without cost to the Receiver.

SECTION 3.6       POST CLOSING

                  Immediately subsequent to Closing the Receiver shall file with the Court such certificates as may be necessary to render the Vesting Order effective in accordance with its terms and shall deliver to the Buyer evidence of such filing in a form satisfactory to the Buyer.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1       BY THE SELLER

                  The Seller represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying upon the following representations and warranties in connection with its purchase of the Acquired Assets and Buyer acknowledges that such representations and warranties apply only to the Seller and not the Receiver:

                  4.1.1    ORGANIZATION, QUALIFICATION AND CORPORATE POWER

                  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite corporate power and authority to carry on the Business in which it is engaged and to own and use the properties owned and used by it in respect of the Business.

                  4.1.2    AUTHORITY

                  Subject to the fulfilment of all of the conditions listed in
         Section 5.2, the Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Seller of this Agreement and the performance of its obligations hereunder is subject to the approval of the transactions contemplated by the Court, whereupon the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of the Seller. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

                  4.1.3    BROKERS' FEE

                  Except for a fee payable to PricewaterhouseCoopers Securities Inc. which shall be satisfied by the Seller or the Secured Parties, the Seller does not have any liability or obligation to pay any fees, costs or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 4.2       BY THE RECEIVER

                  The Receiver shall represent and warrant at Closing to the Buyer as follows and acknowledges that the Buyer is relying upon the following representations and warranties in connection with its purchase of the Acquired
Assets:

                  4.2.1    ORGANIZATION

                  The Receiver shall represent and warrant on Closing that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                  4.2.2    AUTHORITY

                  The Receiver shall represent and warrant on Closing that it has the full right, power and authority to convey all right, title and interest, if any, of the Seller and the Receiver in and to the Acquired Assets to the Buyer Subsidiary and perform all other obligations required to be performed by it under this Agreement;

                  4.2.3    RECEIVER RESIDENT OF CANADA

                  The Receiver shall represent and warrant on Closing that it is not a non-resident of Canada under the INCOME TAX ACT (Canada).

                  4.2.4    REGISTERED UNDER THE EXCISE TAX ACT

                  The Receiver shall represent and warrant on Closing that it is registered for the purposes of Part IX of the EXCISE TAX ACT (Canada) (the "GST Legislation").

SECTION 4.3       BY THE BUYER

                  SatCon and the Buyer Subsidiary jointly and severally represent and warrant to the Seller as follows and acknowledge that the Seller is relying upon the following representations and warranties in connection with its sale of the Acquired Assets:

                  4.3.1    INCORPORATION AND STATUS OF THE BUYER

                  Each of SatCon and the Buyer Subsidiary is a corporation duly organized or validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  4.3.2    CORPORATE POWER OF THE BUYER AND DUE AUTHORIZATION

                  Each of SatCon and the Buyer Subsidiary have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by SatCon and the Buyer Subsidiary of this Agreement and the performance by them of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SatCon and the Buyer Subsidiary. This Agreement has been duly and validly executed and delivered by SatCon and the Buyer Subsidiary and constitutes valid and binding obligations of them, enforceable against SatCon and the Buyer Subsidiary in accordance with its terms.

                  4.3.3    NONCONTRAVENTION

                  Neither the execution and delivery of this Agreement by SatCon and the Buyer Subsidiary, nor the consummation by them of the transactions contemplated hereby, will, directly or indirectly (with or without notice or lapse of time), (a) conflict with or violate any provision of the charter or bylaws of SatCon and the Buyer Subsidiary or any resolution adopted by their boards of directors or stockholders,
         (b) require on the part of SatCon or the Buyer Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which SatCon or the Buyer Subsidiary is a party or by which either is bound or to which any of their assets is subject or (d) violate any order, writ, injunction, decree, statute, law or regulation applicable to SatCon or the Buyer Subsidiary or any of their properties or assets.

                  4.3.4    SECURITIES COMPLIANCE

                  SatCon is in material compliance with all applicable federal and state securities laws, and all regulations and rules promulgated thereunder and all required filings pursuant to such laws have been made on a timely basis. As of the date hereof (i) SatCon has no plans to make an offering of its securities requiring registration (other than on

         SEC Form S-8) or (ii) with respect to any activity or transaction which would cause a suspension of effective registration of the SatCon Common Shares under section 10.2 of this Agreement and (iii) SatCon is not aware of any facts, activity or transaction which would cause such a suspension of effective registration.

                  4.3.5    AUTHORIZED AND ISSUED CAPITAL

                  The authorized share capital of SatCon consists of 50,000,000 shares of common stock of which 16,139,597 are issued and outstanding as the date hereof.

                  4.3.6    THE SHARES

                  The Shares are or will be on Closing listed for quotation on NASDAQ and upon registration thereof pursuant to Article 10 will be freely tradeable subject only to Article 11 hereof through the facilities of NASDAQ. The Buyer is presently eligible to register the SatCon Common Shares on SEC Form S-3 in accordance and as contemplated by Article 10.

                  4.3.7    BROKERS' FEES

                  Neither SatCon nor the Buyer Subsidiary has any liability or obligation to pay any fees, costs or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  4.3.8    GST LEGISLATION

                  The Buyer Subsidiary is registered, or upon Closing will be registered, for purposes of GST Legislation and will acquire as part of the transactions contemplated hereby, ownership, possession and use of all or substantially all of the property that can reasonably be regarded as being necessary for the Buyer Subsidiary to be capable of carrying on the Business as a business.

                  4.3.9    INVESTIGATION

                  The acknowledgements contained in section 3.2 are true and correct.

                                   ARTICLE 5
                              CONDITIONS TO CLOSING

SECTION 5.1       CONDITIONS TO OBLIGATIONS OF THE BUYER

                  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

                  (a) The Seller and/or the Secured Party shall have obtained an order or orders from the Court (collectively, the "Court Approval"):

                        (i) appointing the Receiver as receiver of the Acquired Assets;

                        (ii) authorizing the completion of the transactions contemplated by this Agreement, authorizing and directing the Receiver to adopt and agree to perform this Agreement without personal liability on its part and directing SatCon to issue the Shares upon Closing to the Receiver or, subject to compliance with applicable securities laws, as the Receiver may direct in writing; and

                        (iii) vesting the Acquired Assets in the Buyer free and
                              clear of all Encumbrances save and except for the Assumed Liabilities,

                        substantially in the form of the order attached hereto as Schedule 5.1(a)(iii) (the "Vesting Order");

                  (b) Seller shall have obtained consents listed on Schedule 5.1(b) hereto (the "Required Consents") which consents shall be in form and content satisfactory to the Buyer and which consents confirm that the Assigned Contract to which each such consent relates is in full force and effect, has not been amended, and is the entire agreement between the parties with respect to its subject matter, all amounts due under the applicable Assigned Contract are current to the date of such consent and that the Assigned Contract in question is in good standing and that there are no material defaults thereunder which have not been cured or waived. In the event that this condition is not satisfied prior to the Time of Closing, the Parties agree to meet in person at a mutually agreeable location to discuss the terms of the waiver of this condition, provided that each Party shall have the right to act in their sole and unfettered discretion in respect of such discussion and neither Party shall be under any obligation to enter into any agreements in this regard;

                  (c) The representations and warranties of the Seller set out in this Agreement shall be true and correct, and the Buyer shall have been provided with a certificate of the Seller to such effect, and the Receiver shall have executed and delivered to the Buyer a certificate containing the representations and warranties set forth in Section 4.2;

                  (d) The Seller shall have performed or complied with its agreements and covenants required to be performed or complied with and the Receiver shall have taken all such actions contemplated as being taken by the Receiver, under this Agreement as of or prior to Closing and the Buyer shall have been provided with a certificate of the Seller and Receiver to such effect;

                  (e) No action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavourable judgment, order, decree, stipulation or injunction would
                        (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets or to conduct the Business as currently conducted and as presently proposed in the Buyer's business plan to be conducted following Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) There shall not have occurred a change, or an event involving a prospective change, in the business, properties, operations, conditions (financial or otherwise), prospects, assets or liabilities of the Seller or the Business since the date hereof which would, individually or in the aggregate, in the sole judgement of the Buyer, acting reasonably, result in a material adverse effect on the business, results of operation or financial condition of the Business, provided that the Parties agree that none of (i) the placing of the Seller on credit hold by its suppliers,
                        (ii) the appointment of the Receiver, or (iii) any other change or prospective change contemplated pursuant to this Agreement, shall constitute a change, or an event involving a prospective change within the meaning of this Section 5.1(f);

                  (g) Shashi B. Dewan shall have executed the non-competition, non-solicitation and confidentiality agreement with the Buyer in the form attached as Schedule 5.1(g).

                  (h) The Secured Parties shall have provided to the Seller additional bridge financing of up to a maximum of $300,000 as soon as practicable following the date hereof but in no event later than 48 hours after the execution of this Agreement. The board of directors of the Seller shall irrevocably authorize the spending of such amount in a manner which is acceptable to the Buyer and no amount of such funds shall be disbursed by the Seller without the approval of the Buyer;

                  (i) The Buyer, at the Seller's expense, shall have received from the landlords under any leases of real property forming part of the Assigned Contracts (as listed in Schedule 5.1(b)) (the "Leases") written consents to the assignment of the respective Leases by the Seller to the Buyer Subsidiary, in form and content reasonably satisfactory to the Buyer, and which consents confirm that each of the respective Leases is in full force and effect, has not been amended, and is the entire agreement between the parties with respect to its subject matter, all rents and other amounts due thereunder are current to the date of such certificate or acknowledgement, the Lease is in good standing, there are no material defaults thereunder which have not been cured or waived, and the landlord is not aware of any structural or other alterations to the leased premises which would create an obligation on the part of the tenant to restore the premises to their original condition or the Buyer Subsidiary, at its option, shall have entered into a new lease or leases with some or all of such landlords;

                  (j) In the event that any Assigned Contracts, Permit or third party certifications are, by their terms, non-assignable to the Buyer Subsidiary, which non-assignable Assigned Contracts, Permits or third party certifications are listed on Schedule 5.1(j), the Buyer Subsidiary shall have entered into new contracts with the other parties thereto and obtained new permits, all on terms and conditions substantially similar to the Assigned Contracts, Permits or certifications in question;

                  (k) The Buyer shall have satisfied itself that all of the employees of the Seller identified by the Buyer as key employees pursuant to Section 7.7 hereof, and at least 75% of the other employees to whom the Buyer makes offers of employment pursuant to Section 7.7 hereof, shall become employees of the Buyer on Closing;

                  (l) The Secured Parties shall have instituted a program providing for bonuses to be paid at the Time of Closing to certain key employees of the Seller identified in writing to the Buyer within 2 days of the execution of this Agreement who become Transferred Employees on the Closing Date and the Seller and the Secured Parties shall have contributed $150,000 to such program.

                  (m) The representations and warranties made by the Seller in the Disclosure Agreement shall be true and correct as of the Closing as if given on the Closing Date and the Buyer shall have received a certificate from the Seller to such effect;

                  (n) The Receiver shall have executed and delivered to the Buyer an acknowledgement and agreement pursuant to which it agrees to abide by all of the terms and conditions of this Agreement, provided that all parties hereto agree that the Receiver shall not be responsible for any representations or warranties other than those set forth in Section 4.2 and, further, shall not be responsible for any indemnities given by the Seller in any document including, without limitation, this Agreement and the Disclosure Agreement;

                  (o) The Seller shall have delivered to the Buyer evidence satisfactory to the Buyer that all amounts due by the Seller to Andersen LLP as of Closing have been paid.

SECTION 5.2       CONDITIONS TO OBLIGATIONS OF THE SELLER

                  The obligations of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by the Seller of the following conditions:

                  (a) The Seller and/or the Secured Party shall have obtained Court Approval;

                  (b) The representations and warranties of the Buyer set out herein shall be true and correct and the Seller shall have been provided with a certificate to such effect;

                  (c) The Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to Closing and the Seller shall have been provided with a certificate to such effect.

                                   ARTICLE 6
                             PRE-CLOSING COVENANTS

SECTION 6.1       BEST EFFORTS

                  Each party shall use its commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement in accordance with the provisions hereof.

SECTION 6.2       NOTICES AND CONSENTS

                  The Seller shall obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities (including the Required Consents), and effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement. For greater certainty, the Receiver shall have no obligation under this Section 6.2.

SECTION 6.3       OPERATION OF BUSINESS

                  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct the operations of the Business only in the Ordinary Course of Business and in compliance with all applicable Laws and Regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact the current business organization of the Business, keep the physical assets of the Business in good working condition, keep available the services of the current officers and employees of the Business and preserve the relationships of the Seller with customers, suppliers and others having business dealings with the Business. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not take any of the following actions with respect to the Business without the prior written consent of the Buyer:

                  (a) acquire, sell, lease, encumber or dispose of any assets or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of assets in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) (the "Ordinary Course of Business");

                  (b) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases), other than in the Ordinary Course of Business or as contemplated in Section 5.1(h);

                  (c) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

                  (d) make any loans, advances or capital contributions to, or investments in, any other person;

                  (e) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections with respect to Taxes affecting the Acquired Assets or any changes in current elections with respect to Taxes affecting the Acquired Assets after the date hereof;

                  (f) discharge or satisfy any Encumbrance or pay any obligation or liability other than in the Ordinary Course of Business;

                  (g) mortgage or pledge any property or assets or subject any such assets to any Encumbrance other than as required in connection with the funding contemplated in Section 5.1(h);

                  (h) sell, assign, transfer, license or sublicense any Intellectual Property, other than in the Ordinary Course of Business;

                  (i) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Assigned Contract;

                  (j) enter into any written arrangement (including written agreements) which creates a liability on the part of the Seller in excess of US$5,000 other than unearned revenue from a customer contract and purchase orders for materials required to manufacture goods for shipment to customers to fulfill obligations under an Assigned Contract;

                  (k) make or commit to make any capital expenditure in excess of US$5,000 per item or total capital expenditures in excess of US$20,000 in the aggregate;

                  (l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement or the Disclosure Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Section 5.1 not being satisfied;

                  (m) fail to take any action necessary to preserve the validity of any Intellectual Property or Permit;

                  (n) agree in writing or otherwise to take any of the foregoing actions.

                  In addition, during the period from the date of this Agreement to the Closing, the Seller shall (i) accept customer orders in the Ordinary Course of Business (ii) cooperate with the Buyer in communicating with suppliers and customers to accomplish the transfer of the Acquired Assets to, and the purchase of the Business by, the Buyer on the Closing Date and (iii) commence all ordinary course business travel, sales efforts, service and warranty commitments. For greater certainty, the Receiver shall not be bound by this
Section 6.3.

SECTION 6.4       EXCLUSIVITY

                  (a) The Seller shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller or any division of the Seller (ii) furnish any non-public information concerning the Business, properties or assets of the Seller or any division of the Seller to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

                  (b) The Seller shall immediately notify any party with which discussions or negotiations of the nature described in
                        Section 6.4(a) were pending that the Seller is terminating such discussions or negotiations. If the Seller receives any inquiry, proposal or offer of the nature described in Section 6.4(a), the Seller shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

SECTION 6.5       FULL ACCESS

                  The Seller shall permit representatives of the Buyer to have full access to all premises, properties, financial, Tax and accounting records, contracts, other records and documents and personnel of or pertaining to the Business and to conduct such tests and inspections as may be reasonable or appropriate; provided, however, that such access shall be allowed only during normal business hours and with reasonable advance notice and in such manner as not to interfere unreasonably with the normal business operations of the Business. Prior to Closing, the Seller shall also furnish to the Buyer or its representatives such information as the Buyer may request in connection with any review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of or relating to the Business. In connection therewith, the Seller shall direct and authorize the Debtor's independent public accountants to make available to the Buyer and to the independent public accountant representing the Buyer all working papers pertaining to the examination and audit by such accountant of the Business.

SECTION 6.6       PAYROLL

                  The Seller agrees that it shall take all steps necessary to ensure that all amounts owing to employees of the Seller in respect of salaries, wages and benefits payable in the Ordinary Course of Business are current up to the Time of Closing and the Buyer agrees that it will not exercise its rights under Sections 5.1(h) or 6.3 in a manner which will impede or otherwise interfere with the fulfilment of such obligations by the Seller.

SECTION 6.7       ISO 9001 CERTIFICATION

                  The Seller agrees to provide the Buyer with all such cooperation and assistance as may be requested by the Buyer in connection with the transfer of the Seller's current certification under ISO 9001 to the Buyer.

SECTION 6.8       WRITE DOWN OF CERTAIN AMOUNTS

                  The Seller agrees to write the amounts shown as "Purchased Technology", "Invention Rights" and "Financing Costs" under the heading "Intangible Assets, net" on Schedule 2.2(b) down to zero prior to Closing.

                                   ARTICLE 7
                             POST-CLOSING COVENANTS

SECTION 7.1       ISSUANCE OF NEW CERTIFICATES

                  Where the certificate(s) representing the Shares issued under section 3.1 with respect to the Purchase Price is/are issued in the name of the Receiver (the "Original Certificate"), subject to compliance with applicable securities laws, upon the direction of the Receiver to SatCon and in exchange for the return of the Original Certificate, SatCon shall issue a new certificate or certificates representing such Shares issued in the name or names of such parties as the Receiver may direct in accordance with a distribution order of the Court, provided that the Receiver shall not distribute any such share certificates until the later of (i) the expiry of the appeal period applicable to the Vesting Order; or (ii) the final resolution or disposition of any appeal of the Vesting Order, or other action or proceeding challenging the validity of or seeking to overturn the Vesting Order; and upon the distribution of such new certificates to such parties they shall be entitled to all rights under Article 10 hereof.

SECTION 7.2       PROPRIETARY INFORMATION

                  From and after the Closing, the Seller and the Secured Parties shall hold in confidence, and the Seller shall cause its Affiliates to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business acquired hereby by the Buyer (including without limitation the financial information, Intellectual Property, technical information or data relating to the materials, products or components sold, or the services offered, in connection with the Business and names of customers of the Business) (collectively, "Proprietary Information") and shall not disclose or make use of, and the Seller shall cause its Affiliates not to disclose or make use of, Proprietary Information without the prior written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Seller or its Affiliates or agents or the Secured Parties. From and after the Closing Date, (a) to the extent such right to enforce is an Excluded Asset, the Seller shall enforce, for the benefit and at the request of the Buyer and (b) to the extent such right to enforce is an Acquired Asset, the Seller shall fully cooperate with the Buyer in the enforcement, of all confidentiality, non-disclosure, assignment of inventions, non-competition and similar agreements between the Seller and its employees or former employees.

SECTION 7.3       SOLICITATION AND HIRING OF EMPLOYEES

                  For a period of five (5) years after the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates (other than the Secured Parties) not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any Transferred Employee to terminate his or her employment with the Buyer or any Affiliate of the Buyer or (b) hire or attempt to hire any Transferred Employee without the prior written consent of the Buyer.

SECTION 7.4       NON-COMPETITION; REFERRAL OF CUSTOMERS

                  (a) For a period of five (5) years after the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates (other than the Secured Parties) not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) design, develop, manufacture, market, sell, perform or offer anywhere in the world any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Seller on or prior to the Closing Date and forming part of the Business, other than the Excluded Business, or (ii) engage anywhere in the world in any business competitive with the Business, other than the Excluded Business, as conducted on the date of this Agreement or during the five years prior to the Closing Date.

                  (b) The Seller, for itself and on behalf of its Affiliates (other than the Secured Parties), agrees that the duration and geographic scope of the non-competition provision set forth in this Section 7.4 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state or province of each and every country.

                  (c) The Seller shall, and the Seller shall cause its Affiliates (other than the Secured Parties) to, refer all inquiries regarding the Business and its products and services to the Buyer and neither the Seller nor any of its Affiliates (other than the Secured Parties) shall independently pursue any such inquiries. The Seller shall notify its Affiliates (other than the Secured Parties) in writing promptly after the Closing that the Business has been sold to the Buyer, and such notice shall inform such Affiliates of their obligations under this Section 7.4(c). Such notice shall be in the form and substance reasonably satisfactory to the Buyer.

SECTION 7.5       SHARING OF DATA

                  (a)   The Receiver shall have the right for a period of six
                        (6) years following the Closing Date to have reasonable access, at its expense, to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of completing its duty as a receiver of the Acquired Assets and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of six (6) years following the Closing Date to have reasonable access, at its expense, to (i) those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement as related to the Business, and (ii) the work papers of the Seller's accountants relating to the operation of the Business prior to the Closing Date, in each case to the extent that any of the foregoing is needed by the Buyer for the purposes of conducting the Business after the Closing Date and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. During the aforementioned six-year period, neither party shall destroy any books, records or accounts retained by it without first providing the other party, upon fourteen (14) days written notice, with the opportunity to obtain or copy such books, records or accounts at such other parties' costs and expense.

                  (b) In addition to all files and documents to be provided pursuant to this Agreement, promptly upon request by the Buyer made at any time following the Closing Date, the Receiver shall authorize reasonable access for the Buyer to all files pertaining to the Acquired Assets or the Business or operations of the Business held by any federal, state, county or local authorities, agents or instrumentalities.

SECTION 7.6       COLLECTION OF ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS

                  (a) The Seller and the Receiver shall forward promptly to the Buyer any monies, checks or instruments received by the Seller or the Receiver after the Closing Date with respect to the Accounts Receivable and the Assigned Contracts.

                  (b) The Seller hereby authorizes the Buyer to open any and all mail addressed to the Seller (if delivered to the Buyer) received on or after the Closing Date and the Seller hereby grants to the Buyer a power of attorney to endorse and cash any cheques or instruments payable or endorsed to the Seller or to its order with respect to the Acquired Assets. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such Accounts Receivable and Assigned Contracts. From and after the Closing, the Seller shall refer all customer inquiries relating to the Business to the Buyer. For greater certainty, no power of attorney shall be granted by the Receiver pursuant to this Section 7.6.

                  (c) The Seller shall, after the Closing Date, at the Buyer's expense (including any necessary compensation to the Receiver), consent to, and assist the Buyer in, sending notice in writing of the assignment of the Accounts Receivable of the Seller to the Buyer, on the Seller's letterhead, to all parties appearing in the records of the Seller as persons owing any amounts payable to the Seller (the "Account Debtors"), and directing the Account Debtors to make payment of the Accounts Receivable to the Buyer.

SECTION 7.7       EMPLOYEES

                  Save and except as herein provided, the Buyer shall not be under any obligation to offer employment to any Persons who are employees of the Seller. The Seller shall provide the Buyer with a list of all the Seller's employees setting out their names, position, years of service, salary and benefits within two (2) Business days of the execution and delivery of this Agreement. Effective as of the Closing, the Buyer shall offer employment to each employee of the Seller actively employed by the Seller as of the date of this Agreement and shall identify in writing to the Seller which employees to be offered such employment by the Buyer are classified as key employees. The Buyer shall offer employment to such employees on substantially the same terms and conditions with respect to base salary or wages as such employees were employed by the Seller on the date of this Agreement and shall make available to such accepting employees participation in all benefit programs, if any, that the Buyer makes available to its employees to the extent that each such employee's position, tenure, salary, age, health and other qualifications make him eligible to participate and, for the purposes of determining such eligibility, the Buyer shall give each such employee credit for periods of employment by the Seller. The Seller acknowledges and agrees that it shall be a condition of any such employment offered by the Buyer that the applicable employee sign all such forms of non-disclosure, non-solicitation and assignment of proprietary rights agreements as Buyer may require In addition, the Seller acknowledges and agrees that it shall be a condition of any such employment offered by the Buyer that the applicable employee sign all such releases as the Buyer may require releasing the Buyer from any obligation with respect to amounts owing by the Seller to the applicable employee in respect of periods prior to Closing, other than Assumed Liabilities. The Seller hereby consents to the hiring of such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have before or after the Closing against the Buyer or any such employee under any non-competition, confidentiality or employment agreement. Any such employee who accepts employment with and is employed by the Buyer after the Closing Date is referred to herein as a "Transferred Employee."

SECTION 7.8       TRANSFER TAXES

                  Notwithstanding any provision of law imposing the burden of Transfer Taxes (as hereinafter defined) on the Seller, the Receiver or the Buyer, as the case may be, any sales, use and other Taxes imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne by the Buyer. The Seller, the Receiver and the Buyer agree to co-operate in good faith with each other, and to use their commercially reasonable efforts, to minimize Transfer Taxes. The Seller, the Receiver and the Buyer shall, pursuant to Section 20(25) of the INCOME TAX ACT (Canada) jointly elect to have the provisions of Section 20(24) of the INCOME TAX ACT (Canada) apply to the Buyer Subsidiary's assumption of the Seller's obligations to render services or deliver goods in taxation years after its last completed taxation year. The Seller, the Receiver and the Buyer shall, pursuant to Sections 22 of the INCOME TAX ACT (Canada) jointly elect to have the provisions of Section 22 of the INCOME TAX ACT (Canada) apply to the purchase and sale of the Accounts Receivable. The Seller, the Receiver and the Buyer shall, pursuant to Section 167 of the EXCISE TAX ACT (Canada) jointly elect to have the provisions of Section 167 of the EXCISE TAX ACT (Canada) apply to the purchase and sale of the Acquired Assets.

SECTION 7.9       USE OF NAME

                  The Seller agrees, on its own behalf and on behalf of its Affiliates and the Receiver, from and after the Closing, not to use any trademark or name (including without limitation the name "Inverpower Controls") previously or currently used in the Business, or any derivation thereof or any part thereof or similar words thereto. Forthwith following Closing, the Receiver shall cause articles of amendment to be filed changing the Seller's corporate name, and the Seller shall cause all such filings to be made as may be necessary to change the name of Inverpower Controls Inc. (a New York corporation), to a name in which the words "Inverpower" or "Inverpower Controls" or any part thereof or similar words do not form a part.

SECTION 7.10      ARRANGEMENTS REGARDING CHEQUES

                  The Seller and the Receiver shall make arrangements, which arrangements shall be satisfactory to the Buyer, to ensure that all cheques or other payments received by the Seller or the Receiver from and after the Closing Date which relate to the Business or the Acquired Assets shall be endorsed over without recourse and delivered to the Buyer.

SECTION 7.11      INVESTMENT CANADA ACT

                  The Buyer hereby agrees to make all such filings as may be required by the Buyer under the INVESTMENT CANADA ACT (Canada) following Closing within such time limits as may be prescribed.

                                   ARTICLE 8
                                 INDEMNIFICATION

SECTION 8.1       INDEMNIFICATION BY THE SELLER

                  The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, losses and expenses (including without limitation amounts paid in settlement, interest at the rate of 8% per annum, compounded quarterly, from the date of any payments made by the Buyer, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any of its Affiliates resulting from, relating to, constituting or arising out of:

                  (a) the successful appeal or challenge of the Vesting Order by any Person;

                  (b) any and all claims or allegations relating to any violation by the Seller of any Law or Regulation in respect of the collection and remittance of Taxes prior to Closing;

                  (c) any and all claims or allegations made by employees of the Seller to whom the Buyer does not offer employment pursuant to Section 7.7, or who refuse the Buyer's offer of employment, and any and all claims or allegations made by or relating to the Transferred Employees for any period prior to Closing save and except to the extent that such claims relate to amounts which are Assumed Liabilities; and

                  (d) any claims made by any broker, advisor, receiver, accountant, auditor or legal counsel or other professional advisor engaged by the Seller or the Secured Parties in respect of or in relation to the transactions contemplated by this Agreement.

SECTION 8.2       CLAIMS FOR INDEMNIFICATION

                  Whenever any claim shall arise for indemnification hereunder, the Buyer shall promptly notify the Seller of the claim and, to the extent known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that no delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Seller shall specify, to the extent known, the amount or an estimate of the amount of the liability arising therefrom. Subject to Section 8.3(c) below, the

Buyer shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Seller (which shall not be unreasonably withheld), unless the Seller has not taken control of the defense of such claim as provided in Section 8.3 of this Agreement, after notification thereof pursuant to this Section 8.2, in which case the Buyer may settle or compromise such claim without the consent of the Seller.

SECTION 8.3       DEFENSE BY THE INDEMNIFYING PARTY

                  (a) Subject to Section 8.3(c), in connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Seller at its sole cost and expense may, upon written notice to the Buyer given within 20 days after the date of the notice of the claim from the Buyer pursuant to Section 8.2, assume the defense of such claim or legal proceeding with counsel approved by the Buyer (which approval shall not be unreasonably withheld), if (i) the Seller acknowledges to the Buyer in writing the obligations of the Seller to indemnify the Buyer with respect to all elements of such claim and demonstrate to the Buyer's reasonable satisfaction that they have the financial ability to satisfy all elements of such claim if such claim is determined adversely,
                        (ii) the third party seeks monetary damages only and
                        (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the Buyer or the Business or the future conduct of the business of the Buyer or the Business.

                  (b) If the Seller so assumes such defense, the Buyer shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the Seller will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Buyer reasonably concludes that the counsel the Seller has selected has a conflict of interest). In addition, if the Seller so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided, however, that the Seller shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Buyer from all liability with respect thereto or which imposes any liability or obligation on the Buyer without the written consent of the Buyer.

                  (c) If the Seller does not (or is not permitted under the terms hereof to) assume the defense of any such claim or legal proceeding, (i) the Buyer may defend against such claim or legal proceeding (with the Seller responsible for the reasonable fees and expenses of counsel for the Buyer) in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Buyer may deem appropriate, and (ii) the Seller shall be entitled to participate in (but not control) the defense of such action, with its counsel and at their own expense.

                  (d) If a customer or supplier of the Business asserts that the Business or the Buyer is liable to such party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article 8 and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (subject to notifying the Seller in reasonable detail as to the matter asserted by the customer or supplier) (i) the Buyer shall be entitled to satisfy such obligation, without consent from the Seller, (ii) the Buyer may make a claim for indemnification pursuant to this Article 8 in accordance with the provisions hereof and (iii) the Buyer shall be reimbursed, in accordance with the provisions hereof, for any such Damages for which it is entitled to indemnification pursuant to this Article 8.

SECTION 8.4       PAYMENT OF INDEMNIFICATION OBLIGATION

                  All indemnification by the Seller hereunder shall be satisfied promptly as Damages are incurred by payment of cash, delivery of a certified cheque or wire transfer of immediately available funds in the amount of the indemnification liability.

SECTION 8.5       SURVIVAL

                  All indemnification obligations set forth in this Agreement shall survive the Closing. For greater certainty, the Receiver shall have no indemnification obligations under this Article 8.

                                   ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.1       PRESS RELEASES AND ANNOUNCEMENTS

                  The Parties shall not issue any press release or announcement relating to the subject matter of this Agreement without the prior review by and written approval of the other Parties (which review shall be timely and which approval shall not be unreasonably withheld); provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation or the applicable rules of a stock exchange (in which case the disclosing Party shall advise the other Parties and provide it with a copy of the proposed disclosure prior to making the disclosure).

SECTION 9.2       NO THIRD PARTY BENEFICIARIES

                  This Agreement shall not confer any rights or remedies upon any person other than the Parties (including the Receiver) and their respective successors and permitted assigns.

SECTION 9.3       ENTIRE AGREEMENT

                  This Agreement (including the Schedules) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof, including that letter agreement among SatCon, the Seller and the Secured Parties dated May 15, 2001.

SECTION 9.4       SUCCESSION AND ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the Parties named herein (including the Receiver) and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Parties; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer (each, a "Designated Transferee") but in such case, the Buyer shall remain liable for all obligations of the Designated Transferee hereunder. If the Buyer assigns any of its rights, interests and/or obligations hereunder to one or more Designated Transferees, unless the context otherwise requires, all references herein to the Buyer shall mean and include any and all such Designated Transferees.

SECTION 9.5       COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SECTION 9.6       HEADINGS

                  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.7       NOTICES

                  Any notice, request, demand, claim or other communication hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three Business Days (as defined below) after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

IF TO THE SELLER:                            COPIES TO:

Inverpower Controls Ltd.                     Gowling Lafleur Henderson LLP
835 Harrington Court                         Suite 4900
Burlington, Ontario                          Commerce Court West
LPN 3P3                                      Toronto, Ontario
                                             M5L 1J3
Telecopy:         (905) 639-0555
Attention:        President                  Telecopy:  (416) 862-7661
                                             Attention:  Karyn L. Bradley

IF TO THE RECEIVER:                          COPIES TO:

Ernst & Young                                Torys
Ernst & Young Tower                          Maritime Life Tower
Toronto-Dominion Centre                      Suite 3200
21st Floor                                   Toronto-Dominion Centre
Toronto, Ontario                             Toronto, Ontario
M5K 1J7                                      M5K 1N2

Telecopy:         (416) 943-3300             Telecopy:    (416) 865-7380
Attention:        Joseph Pernica             Attention:   Wendy Del Mul

IF TO THE BUYER:                             COPIES TO:
---------------                              ---------

SatCon Technology Corporation                Fraser Milner Casgrain LLP
161 First Street                             1 First Canadian Place
Cambridge, MA 02142-1221                     Suite 4200
                                             Toronto, Ontario

Telecopy:  (617) 349-0898                    M5X 1B2
Attention:  President and General Counsel
                                             Telecopy:    (416) 863-4592
                                             Attention:   Scott E. Dunlop, Esq.

                  Any Party may give any notice, request, demand, claim, or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party or individual for whom it is intended. Any notice sent by telecopy shall be followed by a confirmation copy sent by reputable overnight business courier service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

SECTION 9.8       GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of Ontario, the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement and the Parties irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

SECTION 9.9       AMENDMENTS AND WAIVERS

                  The Parties may amend any provision of this Agreement at any time by a written instrument signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 9.10      SEVERABILITY

                  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 9.11      EXPENSES

                  Except as otherwise expressly stated herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All fees payable to the Receiver in respect of the transactions contemplated by this Agreement shall be the responsibility of the Seller or the Secured Parties unless expressly stated to the contrary herein.

SECTION 9.12      CONSTRUCTION

                  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 9.13      INCORPORATION OF EXHIBITS AND SCHEDULES

                  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 9.14      TERMINATION

                  (a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

                        (i) by mutual written agreement of the Buyer and the Seller;

                        (ii)  by either the Buyer or the Seller upon
                              notification to the non-terminating party by the terminating party if Closing shall not have occurred by July 16, 2001 and the terminating party is not in default hereunder; and

                        (iii) by either the Buyer or the Seller upon
                              notification to the non-terminating party by the terminating party if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the transactions contemplated by this Agreement and such order shall have become final and non-appealable.

                  (b) If this Agreement is validly terminated by either the Buyer or the Seller pursuant to Section 9.14(a), this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Buyer or the Seller (or any of their respective representatives or Affiliates), except (i) that the provisions of Section 9.11 and this Section 9.14(b) will continue to apply following any such termination, and
                        (ii) that nothing contained herein shall relieve any party hereto from liability for fraud or willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.15      CURRENCY

                  Unless otherwise indicated, all dollar amounts referred to in this Agreement, including the symbol $, refer to lawful money of Canada.

                                   ARTICLE 10
                               REGISTRATION RIGHTS

SECTION 10.1      REGISTRATION OF SHARES

                  SatCon shall file with the SEC, within twenty (20) Business Days following the Closing (which time shall be delayed one day for each day it takes (i) counsel for the Shareholders to review and approve any Registration Statement as contemplated by Section 10.3(e) in excess of two (2) Business Days from the date of receipt of the Registration Statement and (ii) any Shareholder to comply with Section 10.4 hereof in excess of two (2) Business Days from the date of receipt of a written request from SatCon pursuant to Section 10.4), a resale registration statement on Form S-3 covering the resale to the public by the Receiver or its designee(s) under section 7.1 (collectively, the "Shareholders" and each a "Shareholder") of the Shares (the "Registration Statement"). If Form S-3 is not available at that time, then SatCon will file a Registration Statement on such form as is then available to effect a registration of the Shares, subject to the consent of the Shareholders, which consent will not be unreasonably withheld. SatCon shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing. SatCon's commercially reasonable efforts will include, but will not be limited to, promptly responding to all comments received from the staff of the SEC. If SatCon receives notification from the SEC that the Registration Statement will receive no action or review from the SEC, then SatCon will use commercially reasonable efforts to cause the Registration Statement to become effective within five Business Days after such SEC notification. SatCon shall cause the Registration Statement to remain effective until the first anniversary of the Registration Statement being declared effective by the SEC or such earlier time as all of the Shares covered by the Registration Statement have been sold pursuant thereto. SatCon's obligations under this Section 10.1 shall be subject to the provisions of Section 10.2(b).

SECTION 10.2      LIMITATIONS ON REGISTRATION RIGHTS

                  (a) SatCon will promptly notify each Shareholder who holds Shares being sold pursuant to the Registration Statement of the happening of any event of which SatCon has knowledge as a result of which the prospectus included in the Registration Statement as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SatCon will make such notification as promptly as practicable after SatCon becomes aware of the event (and in no event no later than ten Business Days after SatCon becomes aware of such event) and prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and will deliver a number of copies of such supplement or amendment to each Shareholder as such Shareholder may reasonably request.

                  (b) Notwithstanding the obligations under Section 10.2(a), if (i) in the good faith judgment of SatCon's Board of Directors, it would be detrimental to SatCon for resales of Shares to be made pursuant to the Registration Statement due to the existence of a material development or potential material development involving SatCon which SatCon would be obligated to disclose in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time or would have a material adverse effect upon SatCon or (ii) SatCon shall take steps in furtherance of and/or close an underwritten public offering of its securities, SatCon will have the right, upon notice to the Shareholders, to defer the filing or effectiveness of or suspend the use of the Registration Statement for a period of not more than ninety (90) days in the aggregate from the date of such notice during any twelve month period.

                  (c) Subject to SatCon's rights under this Section 10.2, SatCon will use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement and, if such an order is issued, will use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time and to notify each Shareholder that holds Shares being sold of the issuance of such order and the resolution thereof.

                  (d) Notwithstanding anything to the contrary contained herein, if the use of the Registration Statement is suspended or the filing or effectiveness thereof is deferred by SatCon, SatCon will promptly give notice of the suspension or deferral to all Shareholders whose Shares are covered by the Registration Statement, and will promptly notify each such Shareholder as soon as the use of the Registration Statement may be resumed.

SECTION 10.3      REGISTRATION PROCEDURES

                  (a) In connection with the filing by SatCon of the Registration Statement, SatCon shall furnish to each Shareholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the SECURITIES ACT, 1993 (the "Securities Act"). Subject to Section 10.2(b), the Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) filed by SatCon covering Shares will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Subject to Section 10.2(b), SatCon will prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to permit sales pursuant to the Registration Statement at all times during the Registration Period, and, during such period, will comply with the provisions of the SECURITIES ACT with respect to the disposition of all Shares of SatCon covered by the Registration Statement until the termination of the Registration Period, or if earlier, until such time as all of such Shares have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement.

                  (b) SatCon shall use its best efforts to register or qualify the Shares covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that SatCon shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (c) If SatCon has delivered preliminary or final prospectuses to a Shareholder and after having done so the prospectus is amended or supplemented to comply with the requirements of the SECURITIES ACT, SatCon shall immediately notify such Shareholder and, if requested by SatCon, such Shareholder shall immediately cease making offers or sales of Shares under the Registration Statement and return all prospectuses to SatCon. Subject to Section 10.2(b), SatCon shall promptly provide such Shareholder with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, such Shareholder shall be free to resume making offers and sales under the Registration Statement.

                  (d) SatCon shall pay the expenses incurred by it in complying with its obligations under this Article 10, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for SatCon, fees and expenses of accountants for SatCon, but excluding any brokerage fees, selling commissions or underwriting discounts incurred by any Shareholder in connection with sales under the Registration Statement and excluding the fees and expenses of legal counsel for the Shareholders.

                  (e) SatCon will permit a single firm of legal counsel, designated by the Shareholders who hold a majority in interest of the Shares being sold pursuant to the Registration Statement, to review the Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) a reasonable period of time prior to their filing with the SEC, and will not file any document in a form to which such counsel reasonably objects, unless otherwise required by law in the written opinion of SatCon's counsel. The sections of any such Registration Statement including information with respect to the Shareholders, the Shareholders' beneficial ownership of securities of SatCon or the Shareholders' intended method of disposition of Shares must conform to the information provided to SatCon by each of the Shareholders; provided that the Shareholders shall not be entitled to dispose of their shares pursuant to an underwriting.

SECTION 10.4      REQUIREMENTS OF THE SHAREHOLDER

                  SatCon shall not be required to include any Shares in the Registration Statement unless:

                  (a) the Shareholder furnishes to SatCon in writing such information regarding the seller and the proposed sale of Shares by the Shareholder as SatCon may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

                  (b) the Shareholder shall have provided to SatCon its written agreement:

                        (i) to indemnify SatCon and each of its directors and officers against, and hold SatCon and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees and expenses) to which SatCon or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by the Shareholder furnished pursuant to this Section 10.4.

SECTION 10.5      INDEMNIFICATION

                  SatCon agrees to indemnify and hold harmless each Shareholder against any losses, claims, damages, expenses or liabilities (including, without limitation, reasonable counsel fees and expenses) to which such Shareholder may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon (i) information furnished to SatCon by or on behalf of such Shareholder for use in the Registration Statement or (ii) use of any prospectus after it has received a notice by SatCon under
Section 10.2(a) or Section 10.3(c). SatCon shall have the right to assume the defense and settlement of any claim or suit for which SatCon may be responsible for indemnification under this Section 10.5, provided that if in the reasonable opinion of counsel to SatCon a professional conflict exists which prevents such counsel from acting for such Shareholder, another qualified counsel acceptable to SatCon and to such Shareholder, acting reasonably, shall be appointed at SatCon's expense. No indemnity under this Section 10.5 shall be available with respect to any settlement entered into by any Shareholder without the prior written consent of SatCon, which consent shall not be unreasonably upheld.

SECTION 10.6      ASSIGNMENT OF RIGHTS

                  The Seller may not assign any of its rights under this Article 9, except to the Receiver and the Shareholders.

                                   ARTICLE 11
                                RESTRICTED SHARES

SECTION 11.1      RESTRICTED SHARES

                  "Restricted Shares" means the Shares of SatCon Common Stock delivered pursuant to Section 3.1 of this Agreement.

SECTION 11.2      REQUIREMENTS FOR TRANSFER

                  Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or
(ii) SatCon first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to SatCon, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

SECTION 11.3      LEGEND

                  Each certificate representing Restricted Shares shall bear a legend substantially in the following form until such time as the Restricted Shares are registered and sold pursuant to such Registration Statement:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to SatCon is obtained to the effect that such registration is not required."

                  IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                       INVERPOWER CONTROLS LTD.

                                       By: /s/ Clemens van Zeyl
                                          --------------------------------------
                                          Clemens van Zeyl, President & CEO

                                       SATCON TECHNOLOGY CORPORATION

                                       By: /s/ Sean Moran
                                          --------------------------------------
                                          CFO

                                       SATCON POWER SYSTEMS CANADA LTD.

                                       By: /s/ Sean Moran
                                          --------------------------------------
                                          CFO

                                OMITTED SCHEDULES

         Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, SatCon Technology Corporation ("SatCon") has, with respect to the Asset Purchase Agreement by and among Inverpower Controls Ltd., SatCon and SatCon Power Systems Canada Ltd., dated June 25, 2001, omitted to file the related schedules (listed below). These schedules will be supplementally furnished to the Commission upon request.

SCHEDULES

Schedule 1.1               Excluded Assets

Schedule 2.2(ii)           Assumed Liabilities

Schedule 2.2(b)            May 27, 2001 Balance Sheet with Adjustments

Schedule 3.5(c)            Bill of Sale

Schedule 5.1(a)(iii)       Form of Vesting Order

Schedule 5.1(b)            Required Consents

Schedule 5.1(g)            Form of Non-Competition Agreement

Schedule 5.1(j)            Non-Assignable Items